Exhibit 99.1

News Release

MEDIA:	ANALYSTS:	Corporate Affairs
Ken Herz	Steve Lackey	One Mellon Center
(412) 234-0850	(412) 234-5601	Pittsburgh, PA 15258-0001
Ron Sommer	Andy Clark
(412) 236-0082	(412) 234-4633

FOR IMMEDIATE RELEASE

MELLON REPORTS FIRST QUARTER CONTINUING EPS OF $.58, up 23%

— Fee Revenue increased 14%, Strong positive operating leverage,

Assets Under Management increased 28%, exceeding $1 trillion —

PITTSBURGH, April 17, 2007 — Mellon Financial Corporation (NYSE:MEL) today reported income from continuing operations of $243 million, or 58 cents per share, in the first quarter of 2007. This compares to income from continuing operations of $193 million, or 47 cents per share, in the first quarter of 2006, and $298 million, or 72 cents per share, in the fourth quarter of 2006.

Results for the first quarter of 2007 included $8 million in merger-related expenses in connection with the proposed merger with The Bank of New York Company, Inc. (BNY), and a $12 million litigation reserve charge, together totaling approximately 3 cents per share. Results for the first quarter of 2006 included $19 million in charges associated with amounts payable to Mellon’s former chairman and chief executive officer, approximately 3 cents per share. Excluding both of these amounts, earnings per share from continuing operations in the first quarter of 2007 increased 22% compared to the first quarter of 2006.

“We were pleased with our performance during the first quarter of 2007, reflecting our focus on achieving superior growth as outlined in our 2006 goals: 13% total revenue growth combined with over 300 basis points of positive operating leverage, resulted in over 20% earnings per share growth compared to the first quarter of 2006. Our global focus continued to increase the proportion of revenue and pre-tax income generated outside the U.S. In addition, we have made significant progress in planning at all levels associated with the proposed merger with The Bank of New York. We plan to hold a special shareholder meeting to approve the merger on May 24, 2007, and continue to work towards a closing early in the third quarter,” said Robert P. Kelly, chairman, president and chief executive officer of Mellon Financial Corporation.

Net income totaled $252 million, or 60 cents per share, in the first quarter of 2007, and included a net after-tax gain of $9 million from discontinued operations due primarily to a gain on the sale of our insurance premium financing company, AFCO, and its Canadian affiliate, CAFO. Net income totaled $207 million, or 50 cents per share, in the first quarter of 2006, and $237 million, or 57 cents per share, in the fourth quarter of 2006.

First Quarter Highlights of Continuing Operations (comparisons are with the first quarter of 2006, unless noted otherwise).

•	Total noninterest revenue increased $160 million, or 14%, and represented 91% of total revenue.

•

Assets under management increased 28% to a record level of $1.034 trillion at March 31, 2007. Assets under custody or administration increased 17% to a record level of $4.811 trillion at March 31, 2007. Assets under management increased 4% (unannualized) and assets under custody or administration increased 7% (unannualized) compared to Dec. 31, 2006.

•

Asset and wealth management fees increased 31% to $609 million, a record quarterly level, and increased 2% (unannualized) sequentially. The increases reflect strong net asset flows, improved equity markets and the acquisition of Walter Scott & Partners, as well as a higher yield on average assets under management. Excluding the impact of acquisitions, asset and wealth management fees increased 22%.

Mellon Reports Earnings

April 17, 2007

•	Performance fees totaled $35 million compared to $58 million in the first quarter of 2006.

•

Asset servicing fees, including securities lending revenue, increased 12% to $252 million. The increase reflects the impact of net new business, as well as higher earnings from the ABN AMRO Mellon and CIBC Mellon joint ventures.

•	Net interest revenue (FTE) totaled $129 million, an increase of 4%, or $5 million.

•	Total revenue amounted to $1.405 billion (non-FTE), an increase of 13%, or $166 million.

•

Total noninterest expense was $1.048 billion, an increase of 10%, or $94 million. A slower growth rate in noninterest expense reflects actions implemented in the fourth quarter of 2006 to reduce the growth rate in compensation and non-staff expenses. The expense growth was principally in support of new business, the acquisition of Walter Scott & Partners and merit increases.

•

Pre-tax margin (FTE) of 26% compared to 24% in the first quarter of 2006. Excluding the impact of the first quarter 2007 charges noted in the second paragraph of this release, the pre-tax (FTE) margin was 27%. Excluding the impact of the charges in the first quarter of 2006 associated with the amounts payable to Mellon’s former chairman and chief executive officer, the pre-tax margin (FTE) in that period was 25%.

•	The tax rate was 31.2% compared with 32.2% in the first quarter of 2006. It is currently anticipated that the tax rate for the second quarter of 2007 will be approximately 32.5%.

•	Return on common shareholders’ equity was 20.8% for the first quarter of 2007.

•	The tangible shareholders’ equity ratio was 5.38% at March 31, 2007 compared to 4.74% at Dec. 31, 2006.

•	We repurchased 2.6 million shares of common stock during the first quarter and in connection with benefit plans issued 3.7 million shares of common stock.

Also, Mellon declared its quarterly common stock dividend of 22 cents per share. This cash dividend is payable on May 15, 2007, to shareholders of record at the close of business on April 30, 2007.

Merger Agreement with BNY

On Dec. 3, 2006, Mellon and BNY entered into an Agreement and Plan of Merger, under which Mellon and BNY will each merge with and into a newly formed corporation called The Bank of New York Mellon Corporation. It is anticipated that the merger will close early in the third quarter of 2007. Further discussion of the merger agreement is provided on page 10 of this release.

As part of the planning process for the integration of the two companies after the closing date of the proposed merger, we have realigned our business sectors, creating the new Issuer Services and Treasury Services sectors and eliminating the Payment Solutions & Investor Services (PS&IS) sector. The Issuer Services sector consists of Mellon Investor Services (stock transfer business), which was previously included in the PS&IS sector. The Treasury Services sector consists of Working Capital Solutions (global cash management) and Mellon Financial Markets (capital markets business), both previously included in the PS&IS sector, as well as Mellon Institutional Banking (large corporate banking), previously included in the Other sector. All prior periods have been reclassified. This realignment, which did not affect the operation of these business lines, did not impact Mellon Asset Management, renamed Asset Management; or Private Wealth Management, renamed Wealth Management; or the Asset Servicing sector.

Mellon Reports Earnings

April 17, 2007

In addition, several new line items have been created on the income statement and balance sheet:

Income statement:

•	Securities servicing fees - Asset servicing - formerly Institutional trust and custody revenue.

•	Securities servicing fees - Issuer services - formerly included in PS&IS revenue.

•	Global payment services - working capital solutions revenue formerly included in PS&IS revenue.

•	Foreign exchange and other trading activities - includes earnings on seed capital investments and other trading activities formerly included in Other revenue.

•	Asset/investment income - includes equity investment income and other amounts formerly included in Financing-related/equity investment revenue.

•	Financing-related fees - includes certain fees formerly included in PS&IS revenue.

•	Software expense - formerly included in Equipment; Professional, legal and other purchased services; and Other expense.

•	Sub-custodian expenses - formerly included in Professional, legal and other purchased services.

•	Communications expense - formerly included telecommunication, postage and delivery expense. Now only represents telecommunication expense.

Balance sheet:

•	Trading assets - Includes trading assets, as well as receivables due from counterparties with master netting agreements (“FIN 39 assets”), formerly included in Other assets.

•

Federal Reserve Stock - formerly included in Investment securities. Now recorded in Other assets. Related earnings formerly included in Net interest revenue are now included in Other noninterest revenue.

•	Other assets- now includes capitalized computer software formerly included in Premises and equipment.

•	Other liabilities - formerly included Accrued taxes and other expenses.

•	Junior subordinated deferrable interest debentures are now included in Long-term debt.

•	Trading account liabilities were formerly included in Other liabilities and are now included in Short-term borrowings.

All prior periods have been reclassified. The reclassifications did not affect the results of operations.

* * * * *

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing asset management, wealth management, asset servicing, issuer services and treasury services. Mellon has approximately $5.8 trillion in assets under management, administration or custody, including $1.034 trillion under management. News and other information about Mellon is available at www.mellon.com.

Conference Call and Supplemental Data

Robert P. Kelly, chairman, president and chief executive officer; Steven G. Elliott, senior vice chairman; and Michael A. Bryson, chief financial officer, along with other members of executive management, will host a conference call and simultaneous live audio webcast at 8 a.m. EDT on Tuesday, April 17, 2007. This conference call and audio webcast will include forward-looking information and may include other material information. Persons wishing to access the conference call and audio webcast may do so by dialing (888) 466-9857 (U.S.) and (847) 619-6150 (international), or by logging on to www.mellon.com. The earnings release, together with the quarterly earnings summary, will be available at www.mellon.com

Mellon Reports Earnings

April 17, 2007

beginning at approximately 6:30 a.m. EDT on April 17. Replays of the conference call and audio webcast will be available beginning April 17 at approximately 5 p.m. EDT by dialing (800) 222-9743 (U.S.) or (630) 652-3118 (international). The archived version of the conference call and audio webcast will also be available at www.mellon.com.

Note: Access to the Quarterly Earnings Summary including supplemental financial trends is available via www.mellon.com/investorrelations/financialreports/financialtrends. The Quarterly Earnings Summary and supplemental financial trends have been updated through March 31, 2007.

This earnings release contains statements relating to future results of Mellon Financial Corporation that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, future financial goals; statements with respect to the proposed merger with The Bank of New York, including the expected date for the special meeting to vote on the merger and the expected closing date of the merger with The Bank of New York, expectations with respect to operations after the merger; the expected tax provisioning rate for the second quarter of 2007; and intentions with respect to junior subordinated debentures and expected reduced funding costs. These forward-looking statements and other forward-looking statements contained in other public disclosures of the Corporation, which make reference to the cautionary factors contained in this earnings release, are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond the Corporation’s control). Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties, including, but not limited to, the businesses of the Corporation and The Bank of New York may not be integrated successfully or the integration may be more difficult, time-consuming or costly than expected; the combined company may not realize, to the extent or at the time we expect, revenue synergies and cost savings from the transaction; revenues following the transaction may be lower than expected as a result of losses of customers or other reasons; deposit attrition, operating costs, customer loss and business disruption following the transaction, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; governmental or shareholder approvals of the transaction may not be obtained on the proposed terms or expected timeframe or at all; changes in political and economic conditions; equity, fixed-income and foreign exchange market fluctuations; geographic sources of income and levels of tax-free income, as well as other risks and uncertainties detailed elsewhere in this earnings release and in the Corporation’s Annual Report on Form 10-K for the year ended Dec. 31, 2006 and in subsequent reports filed by the Corporation with the SEC pursuant to the Securities Exchange Act of 1934, as amended. All statements in this earnings release speak only as of April 17, 2007, and the Corporation undertakes no obligation to update any statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

ADDITIONAL INFORMATION

The proposed transaction between The Bank of New York Company, Inc. and Mellon Financial Corporation will be submitted to The Bank of New York Company, Inc.’s and Mellon Financial Corporation’s shareholders for their consideration. In connection with the proposed transaction, The Bank of New York Mellon Corporation (“Newco”) filed with the SEC a registration statement on Form S-4 containing a preliminary joint proxy statement/prospectus for the shareholders of The Bank of New York Company, Inc. and Mellon, and each of The Bank of New York Company, Inc. and Mellon Financial Corporation will be filing other documents regarding the proposed transaction with the SEC as well. Before making any voting or investment decision, shareholders are urged to read the preliminary joint proxy statement/prospectus regarding the proposed transaction and the definitive joint proxy statement/prospectus when it becomes available, as well as the other documents referred to in the joint proxy statement/prospectus carefully in their entirety because they contain, or will contain, important information about the proposed transaction. The definitive joint proxy statement/prospectus will be mailed to the shareholders of The Bank of New York Company, Inc. and Mellon Financial Corporation. Shareholders will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about The Bank of New York Company, Inc. and Mellon Financial Corporation, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and other SEC filings that will be incorporated by reference in the joint proxy statement/prospectus will also be available, without charge, from Mellon Financial Corporation, Secretary of Mellon Financial Corporation, One Mellon Center, Pittsburgh, Pennsylvania 15258-0001 (800-205-7699), or from The Bank of New York Company, Inc., Investor Relations, One Wall Street, 31st Floor, New York, New York 10286 (212-635-1578).

The respective directors and executive officers of The Bank of New York Company, Inc. and Mellon Financial Corporation and other persons may be deemed to be participants in the solicitation of proxies from the shareholders of Mellon Financial Corporation and/or The Bank of New York Company, Inc. in respect of the proposed transaction. Information about the directors and executive officers of Mellon Financial Corporation is set forth in the proxy statement for Mellon Financial Corporation’s 2007 annual meeting of shareholders, as filed with the SEC on March 19, 2007. Information about the directors and executive officers of The Bank of New York Company, Inc. is set forth in the proxy statement for The Bank of New York Company, Inc.’s 2007 annual meeting of shareholders, as filed with the SEC on March 14, 2007. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the preliminary joint proxy statement/prospectus filed with the SEC and will be contained in the joint proxy statement/prospectus when it becomes available.

Mellon Reports Earnings

April 17, 2007

FINANCIAL HIGHLIGHTS

Mellon Financial Corporation

	Quarter ended
(dollar amounts in millions, except per share amounts and unless otherwise noted; common shares in thousands)	March 31, 2007		Dec. 31, 2006	March 31, 2006
Continuing Operations:
Noninterest revenue	$1,280		$1,413	$1,120
Net interest revenue	125		109	119

Total revenue	$1,405		$1,522	$1,239

Return on equity	20.8%		25.3%	18.8%
Noninterest revenue as a percentage of total revenue (FTE)	91%		93%	90%
Annualized noninterest revenue per employee (in thousands) (based on average headcount)	$305		$333	$273
Percent of revenue (FTE) - non-U.S.	25%		23%	19%
Percent of pre-tax income (FTE) - non-U.S. (non-GAAP adjusted)	22%		22%	15%
Pre-tax operating margin (FTE)	26%		22%	24%
Net interest margin (FTE) (a)	1.78%		1.55%	1.92%

Selected average balances (a):
Interest-earning assets (b)	$29,295		$28,873	$26,222
Total assets (b)	$41,141		$41,472	$37,687
Interest-bearing deposits	$17,571		$19,144	$15,295
Noninterest-bearing deposits	$8,397		$7,407	$8,274
Shareholders’ equity (b)	$4,811		$4,745	$4,269

Average common shares and equivalents outstanding:
Basic	412,357		410,901	409,555
Diluted	418,599		416,687	414,248

Period-end data

Assets under management (in billions)	$1,034		$995	$808
Net inflows (for the quarter) (in billions)	$27		$14	$9
Assets under custody or administration (in billions)	$4,811		$4,491	$4,125

Employees	17,100		16,800	16,600
Total shareholders’ equity to assets ratio (c)	12.10%		11.27%	11.07%
Tangible shareholders’ equity to assets ratio (c)	5.38%		4.74%	5.26%
Tier I capital ratio (c)	12.9	% (d)	12.14%	11.22%
Total (Tier I plus Tier II) capital ratio (c)	18.9	% (d)	18.54%	17.36%
Leverage capital ratio (c)	9.6	% (d)	9.06%	8.58%

Book value per common share	$11.76		$11.26	$10.15
Tangible book value per common share	$4.86		$4.41	$4.53
Dividends per share	$.22		$.22	$.20
Dividend yield	2.0%		2.1%	2.2%
Closing common stock price per share	$43.14		$42.15	$35.60
Market capitalization	$17,961		$17,502	$14,723

(a)	Prior periods calculated on a continuing operations basis even though the balance sheet, in accordance with GAAP, is not restated for discontinued operations.
(b)	Excludes adjustments for fair value required by SFAS No. 115.
(c)	Includes discontinued operations.
(d)	Preliminary.

Note: Throughout this earnings release, all information is reported on a continuing operations basis unless otherwise noted, and all calculations are based on unrounded numbers. Quarterly returns are annualized. Certain amounts are presented on a fully taxable equivalent (FTE) basis. We believe that this presentation provides comparability of amounts arising from both taxable and tax-exempt sources, and is consistent with industry practice. The adjustment to an FTE basis has no impact on net income.

Mellon Reports Earnings

April 17, 2007

CONDENSED CONSOLIDATED INCOME STATEMENT

Mellon Financial Corporation

	Quarter ended
(in millions, except per share amounts)	March 31, 2007	Dec. 31, 2006	March 31, 2006
Noninterest revenue
Asset and wealth management fees	$609	$599	$464
Performance fees	35	196	58
Distribution and servicing	123	102	98
Securities servicing fees
Asset servicing	252	244	224
Issuer services	52	45	48

Total securities servicing fees	304	289	272
Global payment services	66	67	70
Foreign exchange and other trading activities	60	75	71
Asset/investment income	23	23	21
Financing-related fees	11	10	15
Securities gains	—	—	—
Other	49	52	51

Total noninterest revenue	1,280	1,413	1,120

Net interest revenue
Interest revenue	400	393	316
Interest expense	275	284	197

Net interest revenue	125	109	119
Provision for credit losses	3	5	1

Net interest revenue after provision for credit losses	122	104	118

Noninterest expense
Staff	540	635	514
Distribution and servicing	142	140	115
Professional, legal and other purchased services	120	134	104
Net occupancy	56	68	59
Business development	28	36	25
Furniture and equipment	28	31	25
Software	18	20	20
Sub-custodian expenses	17	14	13
Communications	6	8	9
Amortization of intangible assets	12	23	7
Other	81	83	63

Total noninterest expense	1,048	1,192	954

Income
Income from continuing operations before income taxes	354	325	284
Provision for income taxes	111	27	91

Income from continuing operations	243	298	193
Discontinued operations:
Income from operations after-tax	—	4	9
Net gain (loss) on disposals after-tax	9	(65)	5

Income (loss) from discontinued operations, net of tax expense (benefit) of $2, $(44) and $-	9	(61)	14

Net income	$252	$237	$207

Earnings per share
Basic:
Income from continuing operations	$.59	$.73	$.47
Net income	$.61	$.58	$.51
Diluted:
Income from continuing operations	$.58	$.72	$.47
Net income	$.60	$.57	$.50

Mellon Reports Earnings

April 17, 2007

CONDENSED CONSOLIDATED BALANCE SHEET

Mellon Financial Corporation

(dollar amounts in millions)	March 31, 2007	Dec. 31, 2006	Sept. 30, 2006	June 30, 2006	March 31, 2006
Assets
Cash and due from banks	$2,205	$2,854	$2,670	$2,359	$2,239
Money market investments	3,151	3,542	5,415	3,409	2,026
Trading assets	1,114	1,116	964	1,120	924
Securities available for sale	18,845	18,573	18,469	18,179	18,170
Investment securities (approximate fair value of $90, $95, $99, $106, and $113)	88	94	97	104	111
Loans	6,123	5,989	5,971	6,872	6,499
Reserve for loan losses	(52)	(56)	(55)	(58)	(60)

Net loans	6,071	5,933	5,916	6,814	6,439
Premises and equipment	552	560	591	592	565
Goodwill	2,499	2,464	2,201	2,212	2,180
Intangible assets	373	383	137	139	145
Other assets	4,946	5,025	5,299	5,264	5,122
Assets of discontinued operations	613	934	907	—	—

Total assets	$40,457	$41,478	$42,666	$40,192	$37,921

Liabilities
Deposits	$25,398	$27,331	$28,976	$26,543	$23,091
Short-term borrowings	2,073	1,691	1,550	2,149	3,485
Other liabilities	759	758	756	979	854
Accrued taxes and other expenses	1,706	1,937	1,842	1,691	1,689
Long-term debt	5,062	5,053	5,016	4,589	4,604
Liabilities of discontinued operations	565	32	31	—	—

Total liabilities	35,563	36,802	38,171	35,951	33,723

Shareholders’ equity
Common stock - $.50 par value
Authorized - 800,000,000 shares, Issued – 588,661,920 shares	294	294	294	294	294
Additional paid-in capital	1,995	1,983	1,970	1,953	1,951
Retained earnings	7,511	7,369	7,217	7,095	6,967
Accumulated other comprehensive income (loss), net of tax	(104)	(146)	(44)	(145)	(135)
Treasury stock of 172,329,536; 173,425,195; 176,799,701; 177,223,361; and 175,106,826 shares, at cost	(4,802)	(4,824)	(4,942)	(4,956)	(4,879)

Total shareholders’ equity	4,894	4,676	4,495	4,241	4,198

Total liabilities and shareholders’ equity	$40,457	$41,478	$42,666	$40,192	$37,921

Mellon Reports Earnings

April 17, 2007

Business Sectors

See page 2 for a discussion of the realignment of our business sectors. Prior periods have been reclassified. Asset Management, a multi-boutique asset manager, offers a broad range of investment products primarily to institutional investors as well as individual mutual fund investors. Wealth Management provides investment management, wealth management and comprehensive financial management services to the high net worth market. Asset Servicing provides institutional trust and custody, securities lending, investment management backoffice outsourcing, performance measurement, benefits disbursements, transition management, fund administration, Web-based investment management software and foreign exchange and derivative products to corporate and public retirement funds, foundations and endowments and global financial institutions. Issuer Services provides shareholder services to corporations and institutions previously included in the PS&IS sector. Treasury services provides working capital solutions, which was previously included in the PS&IS sector, and institutional banking previously included in the Other sector. The Other sector includes business exits activity, Corporate Treasury activities and certain corporate revenues and expenses.

Quarterly data (dollar amounts in millions, presented on an FTE basis)	Asset Management			Wealth Management			Asset Servicing
	1Q07	4Q06	1Q06	1Q07	4Q06	1Q06	1Q07	4Q06	1Q06
Total revenue	$685	$820	$554	$181	$183	$172	$341	$335	$313
Noninterest expense	477	545	395	110	112	103	264	292	245

Income from continuing operations before taxes (FTE)	$208	$275	$159	$71	$71	$69	$77	$43	$68

Average assets	$3,285	$3,096	$1,990	$11,008	$10,760	$10,279	$9,641	$10,523	$8,376
Average common equity	$1,449	$997	$997	$566	$553	$553	$593	$551	$551
Average economic capital (a)	$1,977	$1,396	$1,396	$735	$737	$737	$707	$683	$683
Return on common equity (annualized)	39%	74%	44%	34%	35%	34%	36%	21%	34%
Pre-tax operating margin	30%	34%	29%	39%	39%	40%	23%	13%	22%

Quarterly data (dollar amounts in millions, presented on an FTE basis)	Issuer Services			Treasury Services
	1Q07	4Q06	1Q06	1Q07	4Q06	1Q06
Total revenue	$78	$69	$67	$107	$102	$102
Noninterest expense	62	63	57	79	78	73

Income from continuing operations before taxes (FTE)	$16	$6	$10	$28	$24	$29

Average assets	$2,148	$1,974	$1,884	$5,952	$5,628	$5,667
Average common equity	$155	$149	$149	$350	$342	$342
Average economic capital (a)	$203	$202	$202	$363	$353	$353
Return on common equity (annualized)	28%	11%	18%	22%	18%	23%
Pre-tax operating margin	20%	9%	15%	27%	23%	28%

Quarterly data (dollar amounts in millions, presented on an FTE basis)	Other			Total Consolidated
	1Q07	4Q06	1Q06	1Q07	4Q06	1Q06
Total revenue	$27	$26	$45	$1,419	$1,535	$1,253
Credit quality expense	3	5	1	3	5	1
Noninterest expense	56	102	81	1,048	1,192	954

Income from continuing operations before taxes (FTE)	$(32)	$(81)	$(37)	$368	$338	$298

Average assets (b)	$8,350	$8,061	$7,911	$41,042	$41,362	$37,515
Average common equity	$1,633	$2,081	$1,565	$4,746	$4,673	$4,157
Average economic capital (a)	$2,173	$2,705	$1,808	$6,158	$6,076	$5,179
Return on common equity (annualized)	N/M	N/M	N/M	21%	25%	19%
Pre-tax operating margin	N/M	N/M	N/M	26%	22%	24%

(a)	Defined as the sum of average common equity and average Tier I preferred equity.
(b)	Consolidated average assets include average assets of discontinued operations of $658 million for the first quarter of 2007, $1.320 billion for the fourth quarter of 2006 and $1.408 billion for the first quarter of 2006.

N/M - Not meaningful.

Mellon Reports Earnings

April 17, 2007

Nonperforming Assets

Nonperforming assets totaled $3 million at March 31, 2007, down from $4 million at Dec. 31, 2006 and $16 million at March 31, 2006. The decrease compared with March 31, 2006 was due to the payment of a regional airline lease receivable.

Provision and Reserve for Credit Exposure

The provision for credit losses totaled $3 million in the first quarter of 2007, compared with $1 million in the first quarter of 2006 and $5 million in the fourth quarter of 2006. The reserve for loan losses was $52 million at March 31, 2007, $56 million at Dec. 31, 2006 and $60 million at March 31, 2006. The reserve for unfunded commitments was $91 million at March 31, 2007, $84 million at Dec. 31, 2006 and $82 million at March 31, 2006.

Discontinued Operations

We reported a net after-tax gain of $9 million from discontinued operations in the first quarter of 2007.

In August 2006, we announced a definitive agreement to sell our insurance premium financing company, AFCO Credit Corporation, and its Canadian affiliate, CAFO Inc. The sale closed on Jan. 2, 2007, resulting in a $13 million after-tax gain on sale in the first quarter of 2007.

In December 2006, Mellon sold its ownership interest in the direct and indirect portfolios of Mellon Ventures, our venture capital business. A substantial portion of the sale was completed in December with subsequent closings during the first quarter of 2007. An additional $5 million after-tax loss on the sale of this business was recorded in the first quarter of 2007, primarily resulting from an adjustment to the carrying value of a receivable recorded as part of the settlement of the transaction.

Junior Subordinated Debentures

Based on current interest rate expectations and subject to our ability to issue replacement securities prior to the proposed merger with BNY, we intend to redeem our Series A and Series B junior subordinated debentures, each issued for a face value of $515 million, in the second quarter of 2007. The securities are redeemable at 103.86% and 103.9975% of the liquidation amounts during the 12-month periods beginning Dec. 1, 2006 and Jan. 15, 2007, respectively. We expect to replace these securities in the second quarter with a combination of Tier I qualifying capital securities and senior debt securities that would reduce our future funding costs. Redemption of both securities would result in a total pre-tax charge to income of $46 million for the redemption premiums and write-off of unamortized issuance costs. Junior subordinated debentures are included in long-term debt on our balance sheet.

Mellon Reports Earnings

April 17, 2007

Impact of Adoption of FIN No. 48 and FSP No. 13-2

Effective Jan. 1, 2007, we adopted FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes” - an Interpretation of SFAS No. 109, “Accounting for Income Taxes.” Also, in conjunction with the adoption of FIN 48, we adopted FASB Staff Position (FSP) 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction.” The combined impact of adopting FIN 48 and FSP 13-2 was a $6 million direct reduction to the beginning balance of our retained earnings, reported as a change in accounting principle.

Merger Agreement with BNY

On Dec. 3, 2006, Mellon and BNY entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Mellon and BNY will each merge with and into a newly formed corporation called The Bank of New York Mellon Corporation. The parties amended and restated the Merger Agreement on Feb. 23, 2007 and again on March 30, 2007. The boards of directors of both companies have unanimously approved the Merger Agreement and have adopted a resolution recommending the adoption of the Merger Agreement by its respective shareholders. Each party has agreed to put these matters before their respective shareholders for consideration. Subject to satisfaction of various conditions of closing, the merger is currently expected to close early in the third quarter of 2007.

Mellon and BNY filed a joint proxy statement/prospectus with the SEC regarding the proposed merger in late February and filed amendments to the joint proxy statement/prospectus with the SEC in April. Mellon and BNY each anticipate holding separate special shareholder meetings on May 24, 2007 to approve the merger. April 12, 2007 is the record date for shareholders entitled to vote at the special shareholders meeting.